EXHIBIT 21.3 SUBSIDIARY OF INTERNATIONAL SILVER, INC.

INTERNATIONAL SILVER, INC.
(SUBSIDIARY AS OF NOVEMBER 29, 2007)

Parent Company

International Silver, Inc.
8040 South Kolb Road
Tucson, Arizona 85706

Subsidiary

98% Owned
Metales Preciosis
Quinta Blanca #37
Entre Boulevard
Las Quintas y Calle Canoras
Cononia Las Quintas
Hermosillo, Sonora, Mexico.